Exhibit 99.1
For Immediate Release
CONTACTS
Investor Relations: Stephen Giusto, (310) 843-4144
Gregg Kvochak, (310) 556-8550
For Media: Anneli Ballard, (212) 984-9350
Korn/Ferry International Announces a 22% Increase in Fee
Revenue in the Third Quarter of Fiscal 2008
Highlights
•	Third quarter fiscal 2008 fee revenue was $201.2 million, an increase of $36.0 million, or 22%, from $165.2 million in the same quarter last year.

•	Third quarter fiscal 2008 diluted earnings per share was $0.37, an increase of 12% over Q3’07 diluted earnings per share of $0.33.
Los Angeles, CA, March 6, 2008 - Korn/Ferry International (NYSE:KFY), a premier global provider of talent management solutions, announced third quarter earnings today.
“As the world has flattened demand for talent worldwide has intensified,” said Gary D. Burnison, Chief Executive Officer, Korn/Ferry. “Our performance this quarter has set a new industry record and is indicative of the ongoing need for organizations to recruit and develop their people. We are focused on using our global scale, our diversified services, and our strong brand to help our clients identify, hire and develop the best leaders in the world.”

Financial Results
(dollars in millions, except per share amounts)

	Third Quarter		Year to date
	Q3’08	Q3’07	Q3’08	Q3’07
Fee Revenue	$201.2	$165.2	$582.4	$473.7
Revenue	$212.1	$173.5	$615.2	$499.4
Operating Income	$21.2	$21.4	$71.7	$62.9
Operating Margin	10.5%	13.0%	12.3%	13.3%
Net Income	$16.3	$14.7	$50.5	$42.0
Basic Earnings Per Share	$0.38	$0.37	$1.14	$1.07
Diluted Earnings Per Share	$0.37	$0.33	$1.10	$0.95
Fee revenue of $201.2 million in Q3’08 increased $36.0 million, or 22% (16% excluding the impact of exchange rates), from $165.2 million in Q3’07. Fee revenue improved globally due to an increase in revenues from all segments of the business. In Executive Recruitment, our largest segment, we experienced a 21% increase in fee revenue driven by an increase in the number of search engagements opened as well as a 14% increase in the average fee billed per search engagement compared to the prior year. In addition, Futurestep fee revenue increased 26%, compared to Q3’07 due to a 12% increase in average fee billed per engagement. Exchange rates impacted fee revenue in Q3’08 favorably by $10.0 million compared to Q3’07.
Compensation and benefits of $138.6 million in Q3’08 increased $26.3 million, or 23% (18% excluding the impact of exchange rates), from $112.3 million in Q3’07. The increase is attributable to revenue-based compensation and higher headcount in all segments of the Company. Exchange rates impacted compensation and benefits in Q3’08 unfavorably by $6.5 million compared to Q3’07.
General and administrative expenses of $35.3 million in Q3’08 increased by $8.5 million, or 32% (25% excluding the impact of exchange rates), from $26.8 million in Q3’07 as a result of an increase in business volume across all regions and segments. Exchange rates had an unfavorable impact of $1.9 million on general and administrative expenses compared to Q3’07.
Operating income was $21.2 million in Q3’08 compared to $21.4 million in Q3’07. Our financial results in the quarter include a modest amount of reserves and accruals that are aimed at reducing our cost structure to be more efficient in how we serve clients. While we may have further such amounts in the future, the intent is to lay the foundation for improved operating margins.
Balance Sheet and Liquidity
Cash, cash equivalents and marketable securities were $298.3 million at January 31, 2008 compared to $282.6 million at January 31, 2007. The increase was due primarily to improved operating cash flows offset by $56.7 million used to repurchase the Company’s common shares in open market purchases during the nine months ended January 31, 2008.

Through October 31, 2007, the Company had used all of the $125 million of share repurchase funds authorized by the Board of Directors in December 2005, June 2006 and March 2007 to buy back approximately 6.1 million shares. Through March 3, 2008, the Company has used $6.5 million of the $50 million of share repurchase funds authorized in November 2007 to buy back approximately 0.4 million shares. Under this program, shares may be repurchased from time to time in open market transactions or privately negotiated transactions at the Company’s discretion, subject to market conditions and other factors.
Interest expense was $1.2 million in Q3’08 compared to $2.5 million in the same period last year. Interest expense in the prior year related primarily to borrowings under Korn/Ferry’s convertible securities and COLI policies. The decrease in interest expense is primarily due to the conversion of all of the Company’s convertible securities to common shares during Q4’07. At January 31, 2008, Korn/Ferry had no outstanding borrowings under its credit facility.
Results by Segment
Selected Executive Recruitment Data
(dollars in millions)

	Third Quarter		Year to date
	Q3’08	Q3’07	Q3’08	Q3’07
Fee Revenue	$173.0	$142.9	$501.9	$410.5
Revenue	$179.9	$149.2	$523.1	$430.7
Operating Income	$29.0	$27.3	$94.7	$80.6
Operating Margin	16.8%	19.1%	18.9%	19.6%
Average number of consultants	521	482	512	469
Engagements (a)	1,830	1,722	5,483	5,097
(a)	Represents new engagements opened in the respective period.
Fee revenue was $173.0 million in Q3’08, an increase of $30.1 million, or 21%, from $142.9 million in Q3’07. Fee revenue improved in all regions due to an increase in the overall number of engagements and average fee per engagement. Exchange rates impacted fee revenue in Q3’08 favorably by $7.8 million compared to Q3’07.
Operating income improved $1.7 million in Q3’08, or 6%, to $29.0 million compared to $27.3 million in Q3’07.
The total number of consultants at January 31, 2008 was 518, an increase of 33 from January 31, 2007.

Selected Futurestep Data
(dollars in millions)

	Third Quarter		Year to date
	Q3’08	Q3’07	Q3’08	Q3’07
Fee Revenue	$28.2	$22.3	$80.5	$63.2
Revenue	$32.2	$24.3	$92.1	$68.7
Operating Income	$2.0	$2.3	$5.6	$5.1
Operating Margin	7.1%	10.3%	7.0%	8.1%
Fee revenue was $28.2 million in Q3’08, an increase of $5.9 million, or 26%, from $22.3 million in Q3’07. Improvements in fee revenue were driven by an increase in the average fee per engagement. Exchange rates impacted fee revenue in Q3’08 favorably by $2.2 million compared to Q3’07.
Operating income was $2.0 million in Q3’08 compared to $2.3 million in Q3’07.
Outlook
Assuming constant foreign exchange rates, Korn/Ferry estimates that fourth quarter fiscal 2008 fee revenue is likely to be in the range of $195 million to $210 million and diluted earnings per share is likely to be in the range of $0.34 to $0.38.
Earnings Conference Call Webcast
The earnings conference call will be held today at 9:00 AM (EST) and hosted by Gary Burnison, Chief Executive Officer, and Stephen Giusto, Chief Financial Officer. The conference call will be webcast and available online at www.kornferry.com, accessible through the Investor Relations section.

Korn/Ferry International (NYSE:KFY), with more than 80 offices in 39 countries, is a premier global provider of talent management solutions. Based in Los Angeles, the firm delivers an array of solutions that help clients to identify, deploy, develop, retain and reward their talent. For more information on the Korn/Ferry International family of companies, visit www.kornferry.com.

Statements in this press release and our conference call that relate to future results and events (“forward-looking statements”) are based on Korn/Ferry’s current expectations. Readers are cautioned not to place undue reliance on such forward-looking statements. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties which are beyond the control of Korn/Ferry. The potential risks and uncertainties relate to competition, the dependence on attracting and retaining qualified and experienced consultants, the portability of client relationships, local political or economic developments in or affecting countries where we have operations, currency fluctuations in our international operations, risks related to the growth and results of Futurestep, restrictions imposed by off-limits agreements, reliance on information systems and employment liability risk. For a detailed description of risks and uncertainties that could cause differences, please refer to Korn/Ferry’s periodic filings with the Securities and Exchange Commission. Korn/Ferry disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
[Tables attached]

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	January 31		January 31
	2008	2007	2008	2007

Fee revenue	$201,156	$165,239	$582,366	$473,720
Reimbursed out-of-pocket engagement expenses	10,935	8,269	32,826	25,721

Total revenue	212,091	173,508	615,192	499,441

Compensation and benefits	138,594	112,343	391,984	318,852
General and administrative expenses	35,255	26,806	101,168	79,431
Out-of-pocket engagement expenses	14,250	10,394	42,664	31,040
Depreciation and amortization	2,812	2,557	7,701	7,214

Total operating expenses	190,911	152,100	543,517	436,537

Operating income	21,180	21,408	71,675	62,904

Interest and other income (expense), net	3,777	664	6,074	(289)

Income before provision for income taxes and equity in earnings of unconsolidated subsidiaries	24,957	22,072	77,749	62,615
Provision for income taxes	9,353	8,100	29,753	23,184
Equity in earnings of unconsolidated subsidiaries	652	758	2,469	2,528

Net income	$16,256	$14,730	$50,465	$41,959

Interest expense on convertible securities, net of taxes	36	785	109	2,354

Net income adjusted for computation of diluted EPS	$16,292	$15,515	$50,574	$44,313

Basic earnings per common share	$0.38	$0.37	$1.14	$1.07

Basic weighted average common shares outstanding	43,247	39,650	44,273	39,229

Diluted earnings per common share	$0.37	$0.33	$1.10	$0.95

Diluted weighted average common shares outstanding	44,303	47,449	45,839	46,860

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES
FINANCIAL SUMMARY BY SEGMENT
(in thousands)
(unaudited)

	Three Months Ended				Nine Months Ended
	January 31				January 31
	2008		2007		2008		2007
Fee Revenue:
Executive recruitment:
North America	$94,812		$82,177		$276,988		$237,667
Europe	46,292		37,872		133,072		104,878
Asia Pacific	25,322		18,608		72,639		55,169
South America	6,617		4,311		19,184		12,777

Total executive recruitment	173,043		142,968		501,883		410,491
Futurestep	28,113		22,271		80,483		63,229

Total fee revenue	201,156		165,239		582,366		473,720
Reimbursed out-of-pocket engagement expenses	10,935		8,269		32,826		25,721

Total revenue	$212,091		$173,508		$615,192		$499,441

Operating Income (Loss):		Margin		Margin		Margin		Margin
Executive recruitment:
North America	$16,167	17.1%	$17,428	21.2%	$57,346	20.7%	$51,286	21.6%
Europe	7,116	15.4%	5,996	15.8%	20,871	15.7%	17,391	16.6%
Asia Pacific	5,444	21.5%	3,622	19.5%	14,595	20.1%	10,609	19.2%
South America	291	4.4%	231	5.4%	1,836	9.6%	1,329	10.4%

Total executive recruitment	29,018	16.8%	27,277	19.1%	94,648	18.9%	80,615	19.6%
Futurestep	2,026	7.2%	2,252	10.1%	5,642	7.0%	5,141	8.1%
Corporate	(9,864)		(8,121)		(28,615)		(22,852)

Total operating income	$21,180	10.5%	$21,408	13.0%	$71,675	12.3%	$62,904	13.3%

KORN/FERRY INTERNATIONAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	As of	As of
	January 31, 2008	April 30, 2007

ASSETS
Cash and cash equivalents	$223,654	$232,531
Marketable securities	74,691	91,736
Receivables due from clients, net of allowance for doubtful accounts of $14,062 and $9,822, respectively	139,965	107,751
Income taxes and other receivables	5,987	6,357
Deferred income taxes	10,074	9,524
Prepaid expenses	18,864	16,861

Total current assets	473,235	464,760

Property and equipment, net	31,138	25,999
Cash surrender value of company owned life insurance policies, net of loans	79,458	76,478
Deferred income taxes	46,065	42,013
Goodwill	139,392	124,268
Intangible assets, net	15,638	18,040
Investments and other	10,736	9,933

Total assets	$795,662	$761,491

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$12,104	$10,383
Income taxes payable	24,468	22,432
Compensation and benefits payable	148,387	158,145
Other accrued liabilities	35,385	38,529

Total current liabilities	220,344	229,489

Deferred compensation and other retirement plans	104,144	91,360
Other liabilities	5,831	7,687

Total liabilities	330,319	328,536

Stockholders’ equity:
Common stock: $0.01 par value, 150,000 shares authorized, 54,226 and 52,323 shares issued and 46,374 and 47,174 shares outstanding, respectively	388,370	400,126
Retained earnings	79,268	32,344
Unearned restricted stock compensation	(34,675)	(19,567)
Accumulated other comprehensive income	32,927	20,605

Stockholders’ equity	465,890	433,508
Less: Notes receivable from stockholders	(547)	(553)

Total stockholders’ equity	465,343	432,955

Total liabilities and stockholders’ equity	$795,662	$761,491